PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Amanda Gillum
(606) 324-2914

POAGE BANKSHARES, INC. REPORTS FINAL MERGER CONSIDERATION FOR TOWN SQUARE FINANCIAL CORPORATION SHAREHOLDERS

Ashland, Kentucky – March 25, 2014. Poage Bankshares, Inc. (NASDAQ: PBSK) (the “Company”), the holding company for Home Federal Savings and Loan Association (“Home Federal”), today announced the cash/stock election results for its acquisition of Town Square Financial Corporation (“Town Square”) and Town Square Bank on March 18, 2014.

Under the terms of the merger agreement, 55% of the outstanding shares of Town Square common stock must be converted into Company common stock and the remaining 45% of the outstanding shares of Town Square common stock must be converted into cash. A shareholder cash/stock election was conducted and completed on March 18, 2014 wherein Town Square shareholders were provided the opportunity to select their preferred form of consideration, subject to the allocation and proration procedures contained in the merger agreement and the total mix of cash/stock merger consideration available. Town Square shareholder cash elections exceeded the 45% limitation established in the merger agreement. Consequently, Town Square shareholders electing to receive cash were subject to the allocation and proration procedures and are receiving a portion of their merger consideration in Poage common stock and in cash as noted below.

Based on the final election results and applying the proration provisions set forth in the merger agreement, Town Square shareholders will receive the following based upon their election:

•	Town Square shareholders will receive 2.3289 shares of Poage common stock for each share of Town Square common stock for which they made a valid stock election;

•	Town Square shareholders will receive approximately 0.23289 shares of Poage common stock and $30.47 in cash for each share of Town Square common stock for which they made a valid cash election; and

•	Town Square shareholders who expressed no preference as to cash or stock consideration or who did not make a valid election will receive 2.3289 shares of Poage common stock for each share of Town Square common stock tendered.

Under the merger agreement, fractional shares of Poage common stock will not be issued. Instead, Town Square shareholders will receive cash in lieu of fractional shares based on the average closing price of Poage common stock of $14.0517 for the five consecutive trading days immediately preceding the closing date of March 18, 2014.

On or about March 26, 2014, the Company’s exchange agent will distribute on the cash consideration and a confirmation of the number of shares of Company common stock owned by former shareholders of record of Town Square common stock to such shareholders. Questions about the distribution of merger consideration should be addressed to the Company’s exchange agent, Registrar and Transfer Company, at 1-800-368-5948.

About Poage Bankshares, Inc.

Poage Bankshares, Inc. is the savings and loan holding company for Home Federal Savings and Loan Association (the “Association”). The Association, originally chartered in 1889 and headquartered in Ashland, Kentucky, conducts its operations from 10 full-service banking offices located in Ashland, Flatwoods, South Shore, Louisa, Greenup, Nicholasville, and Catlettsburg, Kentucky.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms, variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products, and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not assume any duty to update forward-looking statements.